Ex. 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228179-02 on Form S-3 of our report dated February 21, 2019, relating to the consolidated financial statements and financial statement schedule of Westar Energy, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
February 21, 2019